Attorneys at Law
                                                                 Suite 2800
                                                      1100 Peachtree Street
                                               Atlanta, Georgia  30309-4530
                                                    Telephone: 404.815.6500
                                                    Facsimile: 404.815.6555

                                            E-mail: abransford@kilstock.com
          July 24, 1997
                                                  Direct Dial: 404.815.6480



First Clayton Bancshares, Inc.
Village Shopping Center
Highway 441
Clayton, Georgia  30525

     Re: Agreement and Plan of Merger By and Between United Community Banks, Inc. and First Clayton Bancshares, Inc.

Dear Gentlemen:

     We have been requested as counsel for United Community Banks, Inc. ("United"), a business corporation organized under the laws of Georgia, to render our opinion expressed below to First Clayton Bancshares, Inc. ("First Clayton"), a Georgia corporation, in connection with the proposed merger (the "Merger") of First Clayton into and with United, pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the "Merger Agreement") by and between First Clayton and United described in that certain Registration Statement on Form S-4 to be filed by United (the "Registration Statement"). Unless otherwise indicated, terms used herein shall have the same meaning as defined in the Registration Statement.

     In rendering our opinion, we have examined the Acquisition Agreement and the Merger Agreement, applicable law, regulations, rulings and decisions. Our opinion is based upon our understanding and belief that the facts set forth in the Registration Statement are true and correct, and that the representations made in the Acquisition Agreement and the Merger Agreement are true and correct.

     Based on and in reliance on the foregoing, and provided that the Merger is consummated in accordance with the Acquisition
Agreement and the Merger Agreement, it is our opinion that:

     (1) The Merger of First Clayton into United and the issuance of shares of United Stock in connection therewith, as described in the Acquisition Agreement and the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

     (2) No gain or loss will be recognized for Federal income tax purposes by holders of First Clayton Stock upon the exchange of such stock solely for United Stock as a result of the Merger.

     (3) Gain or loss will be recognized pursuant to Section 302 of the Code by holders of First Clayton Stock upon their receipt of cash in lieu of fractional shares of United Stock and upon their exercise of dissenters rights.

First Clayton Bancshares, Inc.
July 24, 1997
Page 2


     (4) No gain or loss will be recognized by First Clayton as a result of the Merger.

     (5) The aggregate tax basis of the United Stock received by shareholders of First Clayton pursuant to the Merger will be the same as the aggregate tax basis of the shares of First Clayton Stock exchanged therefor, less any portion of such tax basis allocated to shares of First Clayton Stock for which cash is received in lieu of fractional shares of United Stock.

     (6) The holding period of the shares of United Stock received by the shareholders of First Clayton will include the holding period of the shares of First Clayton Stock exchanged therefor, provided that First Clayton Stock is held as a capital asset on the date of the consummation of the Merger.

     This letter is solely for your information and use and, except to the extent that such may be referred to in the Registration
Statement, it is not to be used, circulated, quoted, or referred to for any other purpose or relied upon by any other person for whatever reason without our prior written consent.

                              KILPATRICK STOCKTON LLP


                              By: /s/ R. Alexander Bransford, Jr.
                                    R. Alexander Bransford, Jr.